IndyMac Bancorp, Inc. Corporate Update

Forward-looking Statements Certain statements contained in this presentation may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words "anticipate," "believe," "estimate," "expect," "project," "plan," "forecast," "intend," "goal," "target," and similar expressions identify forward- looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; Indymac's hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac's lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac's growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

Outline Liquidity Loan sale distribution Capital Production model changes Forecast Conclusion

Our Thrift Structure Provides Stable, Diversified Funding Sources And Strong Liquidity Levels

Loan Sales Projected At 74% And 76% For Q3 07 And Q4 07 ... Remainder To Be Retained In Portfolio 90% of single family residential loans ratelocked today are GSE-eligible for sale (1) Production includes new construction to perm, homebuilder and HELOC commitments.

The Thrift, Combined With Access To Various Distribution Channels, Reduces Liquidity And Operating Risk ... Agency Loan Sales Are Expected To Be At Highest Percent Since 2003 2003 2004 2005 2006 Q1 07 Q2 07 Q3 07 Forecast Q4 07 Forecast Agency Sales 0.5 0.24 0.17 0.19 0.31 0.4 0.48 0.85 Private-Label Securitizations 0.21 0.47 0.57 0.38 0.3 0.46 0.19 0 Whole Loan Sales 0.13 0.2 0.21 0.39 0.37 0.13 0.01 0 Transfers to Investment Portfolio 0.16 0.09 0.05 0.04 0.02 0.01 0.32 0.15 Loans Retained by IMB Whole Loan Sales Private-Label Securitizations Agency Eligible Sales

Our Strong Capital Position Prudently Supports Our Balance Sheet And Provides Operating Flexibility ** Total consolidated Bancorp assets include $371 million held at the holding company as of 6/30/07

Indymac Promptly Addressed the Credit Issues in its Production Beginning in Q1 07 Guideline tightening focused on piggybacks, closed-end seconds, and subprime, reduced Q2 production (eliminating about 31% of Q1 production) Eliminated more than 90% of Q2 production credit costs Reduced 30+ delinquencies by about 25% from 5.35% to 3.97% (pro forma basis) S&P recently re-affirmed the ratings on 99.8% of Alt-A bonds issued in 2005 and 2006 (and no downgrades of AAA or AA) Industry loss experience for subprime is 12 times greater than Alt-A at 69 bps compared with 6 bps for Alt-A based on data from First American Loan Performance In a rational, well-functioning market, the above actions would have been sufficient. However, in panicked and illiquid markets additional tightening was necessary

Indymac Took Further Action To Address Secondary Market Liquidity Issues During August Eliminated all subprime loans except those saleable to GSEs Eliminated all closed-end seconds and piggybacks Substantially cut all other non-conforming production Closed our conduit channel Focused our correspondent and warehouse lending businesses on community financial institutions and retail mortgage bankers with captive lines Significantly curtailed homebuilder construction lending

Indymac's New Lending Profile Conforming GSE, FHA/VA lender Negotiated GSE lender (conforming high credit quality Alt-A loans) Prime jumbo lender Prime HELOC with maximum CLTV of 90% Reverse mortgage lender (~ 90% FHA insured) Prime consumer construction and lot loans Western US homebuilder lender Estimated Q4 07 mortgage production by product Estimated Q4 07 mortgage production by channel

IMB Expected To Earn 9% ROE Before Mortgage Production In Q3 07; If Mortgage Production Breaks Even The Company Would Earn A 6% ROE

We Estimate Book Value Per Share Will Range Between $26.83 And $27.33 At Sept 30, 2007

What Is Indymac Focused On During This Challenging Period? 1. Safety and soundness first and foremost Maintaining strong capital Maximizing liquidity and maintaining diversified and stable funding and loan sales distribution channels Continuing to improve and aggressively monitor our production credit quality Prudent asset quality, valuations and reserves 2. Maintaining stable servicing and thrift earnings and prudently rebuilding our mortgage production franchise which has been damaged as a result of the illiquidity in the secondary markets 3. Continue to right-size costs to current production realities and become "The" low cost originator and servicer via process improvement and automation

Despite Being An Alt-A Lender Indymac's Single Family Lending Delinquency Rates Are Similar To The Industry And Foreclosure Rates Are Lower Source: Mortgage Banker's Association: National Delinquency Survey Foreclosure % Trends for Indymac vs. Industry Peak foreclosure rate for past 20 years (Q2 02) Average foreclosure for past 20 years 30+ % Delinquency Trends for Indymac vs. Industry

NYSE: IMB

Appendix

Non-Investment Grade And Residual Securities By Vintage And Collateral Type Items are rounded individually and therefore may not necessarily add to the total